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                                                                    EXHIBIT 23.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Vanguard Health Systems

We consent to the use of our report dated June 25, 2004, with respect to the consolidated balance sheets of Saint Vincent Healthcare System, Inc. and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations, shareholder's equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2003, included herein and to the reference to our firm as experts under the heading "Independent Registered Public Accounting Firms."

Our report refers to a change in Company's accounting for goodwill and intangible assets effective June 1, 2002.

/s/  KPMG LLP

KPMG LLP

Dallas, Texas
November 11, 2004